Exhibit 1

                      [ERNST & YOUNG LLP GRAPHIC OMITTED]

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Annual Report (Form 40-F) of Research in Motion Limited (the "Company") of our report dated April 3, 2006, except for note 12(b) as to which the date is May 5, 2006, with respect to the consolidated financial statements of the Company incorporated by reference therein.

We also consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-85294 and 333-100684) pertaining to the Company's Stock Option Plans of our report dated April 3, 2006, except for note 12(b) as to which the date is May 5, 2006, with respect to the consolidated financial statements of the Company incorporated herein by reference.


Toronto, Canada,                                           /s/ Ernst & Young LLP
May 5, 2006.                                               Chartered Accountants